EXHIBIT 99.1
                                                           FOR IMMEDIATE RELEASE

                                                        FOR FURTHER INFORMATION:
                                                     Vicon Industries: Joan Wolf
                                                                    631/952-2288
                                      Bliss, Gouverneur & Associates: John Bliss
                                                                    212/840-1661


                      VICON REPORTS SECOND QUARTER RESULTS

HAUPPAUGE, NY, May 16, 2005 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of digital video security and surveillance systems, today reported operating results for the second fiscal quarter ended March 31, 2005. The announcement was made by CEO Ken Darby.

Net sales for the second fiscal quarter were $12.8 million, an increase of 5% compared with $12.2 million in the second quarter of the prior fiscal year. A net loss of $1,169,000 ($.26 per share) was incurred compared with a net loss of $901,000 ($.20 per share) in the prior year quarter.

For the six months, net sales were $28.4 million, an increase of 7% compared with $26.6 million in the first six months of the prior fiscal year. A net loss of $1,909,000 ($.42 per share) was incurred compared with a net loss of $779,000 ($.17 per share) in the prior year six-month period.

Commenting on the second quarter results, Mr. Darby said U.S. sales declined 11% to $6.2 million while foreign sales grew 26% to $6.6 million. The foreign revenue growth was all attributable to Videotronic, Germany, whose operating and intangible assets were acquired October 1, 2004. Shipments and new orders were well below plan as the Company experienced a slowdown worldwide in closing projects during the quarter, noted Mr. Darby.

At quarter end, U.S. senior sales management was restructured under Tom Finstein, EVP, who assumed responsibility for business development, sales and marketing functions. In addition, Bret McGowan, VP Marketing, moved to the position of VP, U.S. Sales and Marketing, reporting to Mr. Finstein.

Mr. Darby said operating results for the quarter were influenced by the following factors:

1. The Company incurred $249,000 of legal expenses ($395,000 for the six months) defending itself in a patent infringement suit. On April 11, 2005 the U.S. Patent Office, in ruling upon Vicon's petition to re-examine plaintiff's patent, issued an order granting re-examination of the patent. The Company continues to vigorously defend itself in this matter.

2. The Company's new German subsidiary, Videotronic Infosystems, incurred an operating loss of $87,000 in the quarter ($243,000 for the six months). The operating losses were expected in view of the transitional issues Videotronic would face emerging from bankruptcy. Since the acquisition on October 1, 2004, Videotronic has made good progress in re-building its customer base and Vicon's investment in Videotronic now totals $1.9 million. Also in the second quarter, the Company recorded an extraordinary gain of $211,000 relating to the recovery of Videotronic assets in excess of their purchase price.

3. In the second quarter, the Company recorded a $103,000 charge for employee severance payments.
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4.   A  performance-based  compensation  charge of $90,000 was also taken in the
     quarter   relating  to  the  1999   acquisition  of  our  Israeli  software
     development company, Vicon Systems, Ltd. The expense was part of the original acquisition cost and was earned only when certain products were developed by them and sold by Vicon.

While the operating results for the period are disappointing, the Company's financial position remains strong. Other than mortgage debt of $2.6 million, the Company has no bank debt and had over $4 million in cash at quarter end.

At a recent industry trade show in Las Vegas, the Company showcased ViconNet(r) 3.X, the next generation software application that powers a new Kollector(r) family of video servers/recorders and IP cameras. ViconNet(r) 3.X is scheduled for customer shipments later this year. "The significant digital video development investment the Company has made over the last several years positions us well for the future. Digital (IP) video applications are forecast to dominate the video surveillance market and we will be ready for it" said Darby.

Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

                              Table of Operations
                             Vicon Industries, Inc.

                       Condensed Statements of Operations



                        Three Months Ended March 31,  Six Months Ended March 31,
                        ---------------------------   --------------------------
                              2005          2004         2005          2004
                              ====          ====         ====          ====

Net sales                 $12,802,000   $12,235,000   $28,384,000   $26,573,000

Gross profit                4,708,000     4,525,000    10,576,000    10,371,000

Operating loss             (1,301,000)     (838,000)   (1,974,000)     (553,000)

Loss before income taxes   (1,338,000)     (822,000)   (2,065,000)     (545,000)

Income tax expense             42,000        79,000        55,000       234,000

Loss before extraordinary
  gain                     (1,380,000)     (901,000)   (2,120,000)     (779,000)

Extraordinary gain            211,000          -          211,000          -
                         ------------  ------------  ------------  ------------

Net loss                  $(1,169,000)  $  (901,000)  $(1,909,000)  $  (779,000)
                         ============  ============  ============  ============

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Basic and diluted loss per share:
---------------------------------

Loss before extraordinary
  gain                      $(.30)          $(.20)       $(.46)          $(.17)

Extraordinary gain          $ .04              -           .04              -
                            ------          ------       ------          ------

Net loss per share          $(.26)          $(.20)       $(.42)          $(.17)
                            ======          ======       ======          ======

Shares used in computing
  basic and diluted
   loss per share           4,566,000     4,605,000     4,564,000     4,606,000

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